pipeline
a VB/Research solution

pipeline™ exclusive - Mixed-plastic streams recycling solution developer to raise Eur6 million to expand production and sales (1-Oct-2009)

Plastinum Polymer Technologies Corp. ("Plastinum") (OTC BB: PLNU.OB), a Delaware corporation with offices in the US, The Netherlands and Switzerland owns the patent rights relating to an innovative plastic recycling solution enabling the reuse of mixed-plastic streams and the production of hi-tech hybrid virgin plastic. The company's proprietary process called BLENDYMER™ is capable of linking polymers that were previously considered non-compatible. The process can produce two kinds of plastic: INFINYMER™, which is made from post consumer mixed plastic; and ULTRYMER™, a series of special purpose plastics made from virgin plastic. In 2006 Plastinum completed a pilot factory in The Netherlands capable of processing 2,500 tons of plastic per annum, in which NOM, the Investment and Development Agency of the Northern Netherlands took a 49% stake earlier this year. The company began commercial production and sales of its products during the second quarter of 2009 and is now extending the facility in order to bring the processing capacity to 10,000 tons per annum.

Plastinum was established in 2007 as a spin-off of New Generation Holdings, Inc. During an interview with VB/Research Jacques Mot, CEO at Plastinum Polymer Technologies stated that the company is considering raising Eur6 million that will be used to increase the facility's capacity and bring it to 35,000 tons in 2010. Based upon existing sales as well as others that are being negotiated, the company expects the Dutch factory to be profitable in 2010.

Please contact Cathaleine Meijer, on: cmeijer@plastinum.com for more information on Plastinum Polymer Technologies Corp.

PLASTINUM
POLYMER TECHNOLOGIES